Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

ASHFORD HOSPITALITY TRUST, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Series J Redeemable Preferred Stock and Series K Redeemable Preferred Stock	457	(o)	28,000,000	$25.00	$700,000,000	.0000927	$64,890
		Common Stock(3)(4)	457	(i)	—	—	—	—	—
Fees Previously Paid	—	—	—		—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—		—	—	—	—	—
	Total Offering Amounts						$700,000,000		$64,890
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$64,890

(1)	The registrant reserves the right to reallocate the shares of Series J Redeemable Preferred Stock and Series K Redeemable Preferred Stock being offered between the primary offering and the dividend reinvestment plan. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	The securities registered hereunder include 20,000,000 and 8,000,000 shares of Series J Redeemable Preferred Stock or Series K Redeemable Preferred Stock to be offered under the registrant’s primary offering and dividend reinvestment plan, respectively.

(3)	The securities registered hereunder also include shares of common stock that may be issuable upon the redemption of the Series J Redeemable Preferred Stock or Series K Redeemable Preferred Stock. The shares of common stock issuable upon redemption of the Series J Redeemable Preferred Stock or Series K Redeemable Preferred Stock will be issued for no additional consideration, and therefore no registration fee is required pursuant to Rule 457(i) of the Securities Act.

(4)	Pursuant to Rule 416 of the Securities Act, such number of shares of common stock registered hereby also shall include an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends, recapitalizations or similar events or adjustments in the number of shares issuable as provided in the articles supplementary setting forth the rights, preferences and limitations of the Series J Redeemable Preferred Stock and Series K Redeemable Preferred Stock.